Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”), is made as of the 3 day of May, 2021, by and among Dangot computers ltd., (Registration Number 511398836) a company organized under the laws of the State of Israel (the “Company”), Mr. Haim Dangot. I.D. 010791945 (the “Seller”) and OMNIQ TECHNOLOGIES LTD (Registration Number 516294444), a company organized under the laws of the State of Israel (the “Purchaser”), and OmniQ Corp., a company organized under the laws of the State of Delaware, USA or any fully owned subsidiary thereof (hereinafter, jointly and severally: “OmniQ”).

W I T N E S S E T H:

WHEREAS, the Seller owns of record and beneficially all (100%) of the issued and outstanding share capital of the Company on a Fully Diluted Basis (as defined below) as of the date hereof and immediately prior to the Closing (as defined below);

WHEREAS, the Purchaser desires to acquire from the Seller, and the Seller desires to sell to the Purchaser 51% of the Company Shares, and the Seller is willing to grant the Purchaser an option to purchase the remaining 49% of the Company Shares, on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

1.	Definitions.

1.1.	Certain Definitions.

As used in this Agreement, the following terms have the following meanings. Terms defined elsewhere in this Agreement shall have the meaning set forth therein:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person, as well as any immediate family member of such Person (spouse, children, siblings and parents). For purposes of this definition, “control”, when used with respect to any specified Person, means the power to direct or cause the direction of the management and policies of such Person, directly or indirectly, whether through ownership of voting securities or by contract or otherwise, and the terms “controlling” and “controlled by” have correlative meanings to the foregoing.

“Applicable Law” or “Law” means, with respect to any Person, any law (including common law), statutes, regulations, written regulatory guidance, directives, constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree or ruling enacted, adopted, promulgated or applied by a governmental authority that is binding upon and applicable to such Person.

“Business” shall have the meaning ascribed to such term in Schedule A.

“Business Day” means a day, other than Friday, Saturday, Sunday or other day on which commercial banks in Tel-Aviv and New York are authorized or required by Applicable Law to close.

“Closing” shall have the meaning ascribed to such term in Section 3.4 below.

“Closing Date” shall have the meaning ascribed to such term in Section 3.4 below.

“Company Shares” means issued and outstanding ordinary shares of the Company, par value NIS 1.00 per share.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof or any other epidemics, pandemics or disease outbreaks.

“COVID-19 Measures” means any quarantine, workforce reduction, social distancing, shut down, closure, sequester or any other law, governmental order, action, directive, guidelines or recommendations by any governmental authority in connection with or in response to COVID-19.

“Debt” means any debt or indebtedness, other than debt or indebtedness that does not exceed $25,000 individually and $ 100,000 in the aggregate, including, but not limited to: (a) all obligations (including interest) for borrowed money or which have been incurred and remain outstanding; (b) all liabilities secured by any Lien upon property or assets owned by the Company, to the extent that the Company has assumed or become liable for the payment of such liabilities; (c) all liabilities with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) all liabilities in regard to guaranties or sureties by others of such Company liabilities, regardless of whether by payment or performance, or whether such guaranties are in the form of, without limitation, letters of credit, deposits, bonds or other forms of security, indemnity, surety or guaranty; (e) all Tax liabilities; (f) all past due payables; (g) all liabilities, including Tax, for declared and unpaid dividends; (h) all liabilities to the Seller and/or their Affiliates, including without limitation, any liabilities with respect to loans provided by the Company to the Seller and/or their Affiliates or loans provided to the Company by the Seller and/or their Affiliates; (i) all liabilities with respect to employees benefits; (j) all liabilities with respect to the termination of lease agreements; (k) all liabilities for accrued but unpaid interest and breakage fees; (l) all liabilities which derive from forward contracts; (m) all liabilities related to transaction expenses paid by the Company or the Seller in connection with the consummation of agreement; (n) all liabilities created or arising under any framework arrangements for the purchase of inventory which are due and payable; (o) all lease obligations; (p) all liabilities with respect to the Grants; in each case as of the Closing Date.

“Environmental, Health and Safety Law” means: (a) any Law relating to pollution or protection of the environment, public health or safety, worker health and safety or natural resources, including laws relating to the use, treatment, storage, cleanup, transportation or handling of Hazardous Materials or the release, discharge, spill, emission, treatment, transportation or disposal of Hazardous Materials; and (b) any Law relating to exposure to toxic, hazardous or other controlled, prohibited or regulated substances.

“Exchange Rate” – the exchange rate of $ to NIS published by the Bank of Israel.

“Fully Diluted Basis” means the number of the issued and outstanding share capital of the Company after giving effect to the exercise, exchange or conversion of any outstanding securities, rights, options, warrants, calls, commitments or agreements of any nature or character (whether debt or equity) that are, directly or indirectly, exercisable or exchangeable for, or convertible into or otherwise represent the right to purchase or otherwise receive from such entity, directly or indirectly, any such shares or other outstanding arrangement to acquire from such entity at any time or under any circumstance, shares of such entity or any such other securities of such entity, including all Options and/or shares reserved by such entity for grant or issuance to officers, directors, employees and consultants under all contracts theretofore approved by the Company.

“Grants” shall have the meaning ascribed to such term in Section 4.22 below.

“Hazardous Materials” means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance which is defined, determined or identified as hazardous or toxic under any Environmental, Health and Safety Law.

“Intellectual Property” means all of the following and similar intangible property and related proprietary rights, interests and protections, however arising, pursuant to the laws of any jurisdiction throughout the world, including such property that is owned by the Company (“Company Intellectual Property”) and that in which the Company holds exclusive or nonexclusive rights or interests granted by license from other Persons, including any of the Seller or Seller’ Affiliates (“Licensed Intellectual Property”): (a) trademarks, service marks, trade names, brand names, logos, trade dress and other proprietary indicia of goods and services, whether registered or unregistered, and all registrations and applications for registration of such trademarks, including intent-to-use applications, all issuances, extensions and renewals of such registrations and applications and the goodwill connected with the use of and symbolized by any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or governmental authority; (c) original works of authorship in any medium of expression, whether or not published, all copyrights (whether registered or unregistered), all registrations and applications for registration of such copyrights, and all issuances, extensions and renewals of such registrations and applications; (d) confidential information, recipes, formulae, designs, devices, technology, know-how, research and development, inventions, methods, processes, compositions, customer relations and other trade secrets, whether or not patentable; and (e) patented and patentable designs and inventions, all design, plant and utility patents, letters patent, utility models, pending patent applications and provisional applications and all issuances, divisions, continuations, continuations-in-part, reissues, extensions, reexaminations and renewals of such patents and applications.

“Intellectual Property Agreements” means all contracts related to Intellectual Property, including all: (a) licenses of Intellectual Property by the Company to any third party; or (b) licenses of Intellectual Property by any third party to the Company.

“Knowledge” (and expressions of similar import) means with respect to the Seller, the knowledge of the Seller with the assumption that the Seller shall have made reasonable and diligent inquiry of the matters presented.

“Lien” shall have the meaning ascribed to such term in Section 3.1 below.

“Losses” means any and all losses, liabilities, claims, damages, diminutions in value, fines, payments, Taxes, necessary costs and expenses, whether or not arising from or in connection with any third-party claims including reasonable attorneys’ fees.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that which, individually or in the aggregate, is materially adverse to the Company’s Business, in each case other than to the extent caused by, arising out of or attributable to any of the following: (i) changes in the economy or financial or securities markets (including credit markets) in general, or changes in the economic, business, political, financial (including without limitation any changes to interest rates or exchange rates) or regulatory environment generally, in any country or region in which any of the Company or its Subsidiaries conducts a material portion of its business; (ii) changes in law or applicable accounting regulations or principles or interpretations thereof; (iii) changes that arise out of the existence or announcement of this Agreement or out of any other actions required by this Agreement or the Transactions or any action taken or not taken by the Company or any of its Subsidiaries pursuant to a request of the Purchaser; (iv) any national or international political or social conditions, including the engagement by Israel or any other country in acts of war or armed hostilities or the occurrence of any acts of terrorism or any escalation or worsening of any acts of war, armed hostilities or the occurrence of terrorism; (v) the failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations; and (vi) changes related to COVID-19 and/or COVID-19 Measures.

“Material Adverse Change” - any event, occurrence, fact, condition or change that is, or would reasonably be expected to become a Material Adverse Effect.

“OmniQ Closing Shares” shall have the meaning ascribed to such term in Section 3.2 below.

“OmniQ Common Stock” means the common stock, par value $0.001 per share of OmniQ.

“Option Period” - 12 months following the Closing Date.

“Options” means any outstanding: (a) securities, instruments or obligations that are or may become convertible into or exchangeable for shares of the Company or other securities of any Company; (b) subscriptions, options, calls, convertible notes, warrants or rights (whether or not currently exercisable) to acquire any shares or other securities of the Company; and (c) contracts or other arrangement under which the Company may become obligated to sell or otherwise issue any shares or any other securities of the Company or any of its current or future Affiliates.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a governmental authority.

“Purchased Shares” shall have the meaning ascribed to such term in Section 3.1 below.

“Share Value” means the average closing price for OmniQ Common Stock on the OTC for the 30 days ending one trading day immediately prior to (but not including) the signing date of this Agreement.

“Transaction Documents” means this Agreement, its exhibits and schedules and any and all other contracts, certificates and documents attached hereto.

“Transactions” means the purchase of Company Shares by the Purchaser against the payment thereof, and all the other transactions contemplated by this Agreement and the other Transaction Documents.

2.	Definitional and Interpretative Provisions

(a) the words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (b) the captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement, unless otherwise specified; (c) all Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement; (d) any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular (unless the context requires otherwise); (e) whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import; (f) all references to time shall refer to Israel time. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”; (g) the use of the word “or” shall not, necessarily, be exclusive; (h) any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement; (i) any agreement or instrument defined or referred to herein, or in any agreement or instrument that is referred to herein, means such agreement or instrument as from time to time amended, modified or supplemented until the date hereof. Other terms may be defined elsewhere in the text of this Agreement and shall have the meaning indicated throughout this Agreement; (j) the term “foreign” when used with respect to Applicable Law or a governmental authority shall refer to all applicable jurisdictions other than Israel; (k) the term “Dollar”, “$”, or US$ shall refer to the currency of the United States of America.

3.	PURCHASE OF COMPANY SHARES

3.1.

Purchased Shares. Subject to the terms and conditions set forth in this Agreement, and in reliance on the representations, warranties and covenants of the Seller, at the Closing, the Seller shall sell, assign, transfer and deliver to the Purchaser 5,100 Company Shares, which constitute 51% of the Company Shares outstanding on a Fully Diluted Basis on the Closing Date (the “Purchased Shares”) and the Purchaser shall purchase, acquire and accept from the Seller the Purchased Shares, in each case, free and clear of any and all liens, mortgages, pledges, charges, security interests, encumbrances, hypothecations or third party rights except rights and restrictions set forth in the Articles (as defined below) or Applicable Law (collectively, “Liens”).

As a result of the foregoing, immediately after the Closing, the Purchaser shall be the owner, free and clear of any and all Liens, of the Purchased Shares.

3.2.	Closing Consideration. In consideration of the sale, assignment, transfer and delivery of the Purchased Shares to the Purchaser at the Closing under the terms and conditions of this Agreement, the Seller shall be entitled to receive from the Purchaser, on the Closing Date, the amount of 23,740,500 NIS (the “Closing Consideration”). The Closing Consideration will be paid in the following manner: (a) OmniQ Common Stock that shall be issued by OmniQ to the Seller on the Closing Date, having a Share Value of $2,000,000 (“OmniQ Closing Shares”); and (b) the Closing Consideration minus an amount in NIS equivalent to $2,000,000 according to the Exchange Rate known on the Closing Date.

3.3.	Option to purchase Additional Shares

3.3.1.	Subject to the purchase of the Purchased Shares, the Seller hereby grants the Purchaser an irrevocable Option to purchase, during the Option Period, up to 4,900 additional Company Shares which constitute the remaining 49% of the Company Shares on a Fully Diluted Basis, at a share purchase price of 465,500 NIS per each 1% of the Company Shares on a Fully Diluted Basis (“Exercise Price”) all in accordance of the terms detailed here below (in this section “Option” and “Option Shares”).

3.3.2.	The Option shall remain in force until the lapse of the Option Period, and may be extended prior to its expiration by a written agreement by the Parties. Unless extended as aforesaid, the Option shall immediately and automatically expire upon the lapse of the Option Period.

3.3.3.	The Purchaser may only exercise the Option in whole or by an exercise pursuant to which the Purchaser shall purchase at least 26% of the Company Shares on a Fully Diluted Basis (the “Specific Partial Exercise”). Should the Purchaser exercise the Specific Partial Exercise he shall have the right to complete the purchase of the remaining up to 23% of the Company Shares on a Fully Diluted Basis in a single exercise until no later than the lapse of the Option Period. No other partial exercise shall be allowed.

3.3.4.	In the event the Purchaser wishes to exercise the Option with respect to the Option Shares in accordance with the exercise alternatives set forth in Section 3.3.3 above, the Purchaser shall send the Seller a written notice (the date of which is herein referred to as the “Notice Date”) specifying the number of Option Shares that the Purchaser seek to purchase (in accordance with the available alternatives set forth in Section 3.3.3 above) and the date on which such Option Shares are to be purchased, which shall not be earlier than 4 business days nor later than twenty business days after the Notice Date (each such date herein referred to as the “Exercise Date”).

3.3.5.	On each Exercise Date:

3.3.5.1.	the Purchaser shall pay the Seller an amount equal to the Exercise Price multiplied by the percentage of Option Shares to be purchased on such Exercise Date (the “Option Consideration”);

3.3.5.2.	The Purchaser shall deliver to the Seller true and correct copies of unanimous resolutions of the Purchaser’s shareholders and the Purchaser’s Board of Directors substantially in the form attached hereto as Schedule 3.3.5.2.

3.3.5.3.	The Seller shall provide all required documents to consummate the transaction, including but not limited to, the share transfer deeds and share certificates and any additional document required for the transfer of the Option Shares to the Purchaser according to each such notice.

3.3.5.4.	In case of Specific Partial Exercise by the Purchaser, The Seller and the Purchaser shall cause the declaration of distributable profits of the Company, as dividend to the parties in accordance with their respective holding percentage in the Company immediately prior to the Exercise Date, provided that the amount of divided that will be declared will not reduce the Company’s Shareholder Equity following such declaration, below the amount of the Company’s Minimum Shareholder Equity as stated in section 4.6 below (it being understood, however, that a shortage of up to 10% in the Company’s Minimum Shareholder Equity shall not affect the distributable profits calculation). Accrued dividends (declared but not yet paid) shall bear interest at the annual rate of 2% as of the respective declaration date and until actual distribution thereof. Dividend distribution shall rank senior and in priority to any other indebtedness, whether now existing or hereafter created.

3.3.5.5.	In case of full exercise (i.e. purchase of all Option Shares) by the Purchaser, the Seller and the Purchaser shall cause the declaration and distribution of the distributable profits of the Company, as dividend to the parties in accordance with their respective holding percentage in the Company immediately prior to the Exercise Date.

3.3.5.6.	In case of Specific Partial Exercise by the Purchaser, all personal guarantees provided by the Seller or any affiliate thereof for the benefit of the Company or any Subsidiary thereof (the “Personal Guarantees”) shall be replaced such that each party shall provide personal guarantees (severally and not jointly with the other party) or other satisfactory guarantees to the relevant lender, corresponding to such party’s respective holding percentage in the Company following the Specific Partial Exercise.

The Seller will not require any personal guarantees from any individual officer, director or shareholder of Purchaser (it being understood, however, that such requirement may be invoked by the applicable bank).

3.3.5.7.	In case of full exercise (i.e. purchase of all Option Shares), the Purchaser shall release the Seller and any affiliate thereof from all Personal Guarantees and assume such Personal Guarantees or other satisfactory guarantees to the relevant lender and all obligations thereunder.

The Seller will not require any personal guarantees from any individual officer, director or shareholder of Purchaser (it being understood, however, that such requirement may be invoked by the applicable bank).

3.3.5.8.	In case of full exercise (i.e. purchase of all Option Shares), the Company shall purchase and provide the Seller with a copy of a customary “Run Off” directors’ and officers’ liability insurance policy from a reputable and financially sound insurance carrier that (a) covers claims arising from facts or events which occurred on or prior to the Closing Date arising from acts or omissions of any present or former employees, officers and directors of the Company and the Subsidiaries for a period of not less than seven (7) years after the Closing Date, (b) provides for terms and conditions no less favorable in the aggregate to the protection provided by the directors’ and officers’ liability insurance policies maintained by the Purchaser which are in effect immediately prior to the Closing Date and (c) contains such other terms and conditions that are reasonably satisfactory to the Seller.

3.3.6.	All Option Shares shall be and shall remain throughout the Option Period, free and clear of any Liens and shall be so transferred to the Purchaser upon exercise of its Option(s). Seller shall not sell, lease pledge or otherwise make any disposition in relation or upon the Option Shares, during the Option Period.

3.3.7.	Notwithstanding the provision of Section 3.3.6 above, out of the Purchased Shares, Company shares which constitute 2% of the Company Shares on a Fully Diluted Basis will not be sold, leased or pledged and shall be deposited and held in escrow (the “Escrowed Shares”) together with all documents required to consummate its transfer to the Seller (including but not limited to, the share transfer deeds and share certificates) all in accordance with the Escrow Agreement attached as Schedule 3.3.7 (the “Escrow Agreement”). If, at any time during the Option Period, the Escrowed Shares represent less than 2% of the Company Shares on a Fully Diluted Basis, the Purchaser undertakes to immediately deposit in escrow an additional amount of Company Shares which would represent, together with the Escrowed Shares, 2% of the Company Shares on a Fully Diluted Basis and such additional Company shares shall be subject to the same Escrow Agreement as set forth under this Section 3.3.7 and the Purchaser shall exercise all documents required with respect thereto (including the share transfer deed to be deposited in escrow in accordance with Schedule 3.3.7).

3.3.8.	If the Purchaser does not exercises the Option as to at least the Specific Partial Exercise during the Option Period in accordance with the provisions of this Section 3.3:

3.3.8.1.	The Escrow Shares shall be transferred to the Seller, within 3 business days after the expiration of the Option Period, without any consideration

3.3.8.2.	The parties shall perform all actions and sign all documents necessary to consummate the provisions of this Section 3.3.8.

The Seller will not be entitled to any additional payment and/or compensation other than the transfer of the Escrow Shares according to section 3.3.8.1 above, and shall not have any claim or demand against the Purchaser for not exercising the Option or not exercising the Option in respect to all the Option Shares (without derogating from any other causes of action, rights or remedies which the Seller may be entitled to with respect to any other act or omission of the Purchaser), it being understood that in any case of Specific Partial Exercise, the Seller will not be entitled to the Escrow Shares according to this section 3.3.8.

3.3.8.3.	The composition of the board shall be adjusted in accordance with the principles set forth in Section 3.6.3.1.

3.3.8.4.	The voting rights granted pursuant to Section 3.6.1 shall immediately expire and terminate.

3.3.8.5.	In case of transfer of the Escrow Shares to the Seller according to the provisions of this section 3.3.8, guarantees provided by the Seller and the Purchaser or any affiliate thereof for the benefit of the Company or any Subsidiary thereof shall be replaced corresponding to such party’s respective holding percentage in the Company following the transfer of the Escrow Shares.

3.3.9.	Withholding Taxes. The Purchaser shall be entitled to deduct and withhold from the Closing Consideration and the Option Consideration (collectively “Consideration”) such amounts as it is required by Applicable Law to deduct and withhold from payment of the Consideration, unless the Seller provides the Purchaser with a certificate from the Israel Tax Authority (the “ITA”): (a) exempting the Purchaser from the duty to withhold Israeli taxes with respect to the applicable Consideration of the Seller; or (b) determining the applicable rate of Israeli tax to be withheld from the applicable Consideration of the Seller; or (c) providing any other instructions regarding the payment or withholding with respect to the applicable Consideration of the Seller, all in a form satisfactory to the Purchaser (a “Tax Withholding Certificate”), in which case the Purchaser shall act in accordance with the terms of such Tax Withholding Certificate. To the extent that amounts are so withheld by the Purchaser, the Purchaser shall promptly pay such amounts to the ITA and promptly provide the Seller with written confirmation as to the amount so withheld. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Seller as part of the applicable Closing Consideration and/or Option Consideration due to the Seller.

3.4.	Closing. The closing of the Transaction (the “Closing”) shall take place within 14 Business Days following the date on which all the Conditions to Closing have been met, it being understood that if such date falls prior to the end of a calendar month, the closing shall be postponed to the nearest end of the applicable calendar month (such date is hereinafter referred to as the “Closing Date”), and shall then be effective as of the Closing Date. The parties may, by mutual written consent, precede or postpone the Closing Date. In the event that the Conditions to Closing have not been met within 90 days as of the date hereof, each party shall have the right to terminate this Agreement and the parties shall be released of any of the obligations thereof. Nevertheless, In the event that any condition to Closing is in the process of being obtained, the Parties shall reasonably extend such period until the condition will be fulfilled.

At the Closing, the following transactions shall occur, which transactions shall be deemed to take place simultaneously and no transaction shall be deemed to have been completed or any document delivered until all such transactions have been completed and all required documents delivered:

3.4.1.	The Company and the Seller shall deliver to the Purchaser the following documents:

3.4.1.1.	True and correct copies of unanimous resolutions of the Company’s shareholders substantially in the form attached hereto as Schedule 3.4.1.1;

3.4.1.2.	True and correct copies of unanimous resolutions of the Board of Directors of the Company (the “Board”) substantially in the form attached hereto as Schedule 3.4.1.2;

3.4.1.3.	Validly executed share certificate covering the Purchased Shares, issued in the name of the Purchaser, in the form attached hereto as Schedule 3.4.1.3;

3.4.1.4.	The shareholder register of the Company evidencing the transfer of ownership of the Purchased Shares as of the Closing Date to the Purchaser certified by an officer of the Company;

3.4.1.5.	Duly executed share transfer deeds in the form attached hereto as Schedule 3.4.1.5, effecting the transfer of the Purchased Shares from the Seller to the Purchaser together, with either (a) the share certificates therefor or (b) affidavits of loss of certificates;

3.4.1.6.	Cancelled;

3.4.1.7.	Resolutions signed by the competent organs of the Company, ratifying and reapproving all of the Company’s engagements with Interested Parties in the last 7 years, substantially in the form attached hereto as Schedule 3.4.1.7;

3.4.1.8.	Waivers signed by the Seller as to employer-employee relations with the Company and its termination, as a Director in the Company and any of its subsidiaries, any event or circumstance prior to Closing, in the form attached hereto as Schedule 3.4.1.8;

3.4.1.9.	Duly completed and executed notices to the Israeli Registrar of Companies in connection with this Agreement, including without limitation, notices regarding the transfer of the Purchased Shares to the Purchaser and the appointment of the Purchaser’s directors to the Company’s Board;

3.4.1.10.	Such other documents or instruments as the parties deem reasonably required to effect the transactions contemplated by the Transaction Documents.

3.4.1.11.	Executed extension addendums to the Leased Real Property agreements in the form attached hereto as Schedule 3.4.1.11.

3.4.2.	The Purchaser shall:

3.4.2.1.	transfer to the Seller of the Closing Consideration;

3.4.2.2.	transfer to the Seller of the OmniQ Closing Shares and delivery to the Seller of a duly executed legal opinion by OmniQ US legal counsel in a form to be agreed between the parties, confirming, that OmniQ Closing Shares:

3.4.2.2.1.	have been duly and validly authorized, are fully paid and were issued free of any Liens;

3.4.2.2.2.	no consent, approval or authorization of, or filing with, any governmental or regulatory agency or authority is required for the issuance thereof and OmniQ has all requisite corporate power and authority to consummate such issuance;

3.4.2.3.	deliver to the Seller true and correct copies of unanimous resolutions of the Purchaser’s shareholders and the Purchaser’s Board of Directors substantially in the form attached hereto as Schedule 3.4.2.3.

3.4.2.4.	deliver to the Seller letters of consent signed by all the banks which have pledges over the Company’s assets, approving the control change contemplated under this Agreement without applying any unreasonable restrictions or conditions upon the Company and/or the Purchaser.

3.4.3.	The Company shall enter into the Consulting Agreements in the forms attached hereto as Schedule 3.4.3a and Schedule 3.4.3b (the “Dangot Consulting Agreement” and “OMNIQ Consulting Agreement”, accordingly and together the “Consultancy Agreements”), the main terms of which are as follows:

3.4.3.1.	The Consultancy Agreements shall entitle the parties, in consideration of the services granted hereunder, to an annual aggregate compensation of NIS1,000,000 plus VAT, the allocation of which shall be distributed between the parties in accordance with their respective holding percentage in the Company. Accordingly, such allocation shall be updated each time the holding percentage of each party in the Company changes.

3.4.3.2.	Termination of either Consultancy Agreement by the Company shall automatically cause the termination of the other Consultancy Agreement.

3.4.4.	The Company shall enter into the Management Agreement with the Seller in the form attached hereto as Schedule 3.4.4, pursuant to which, inter alia, the Seller shall provide executive chairman services to the Company in consideration of a monthly compensation of NIS100,000 plus VAT.

3.4.5.	The Purchaser hereby confirms and acknowledges that it is aware of Mr. Arie Rauch’s (“Rauch”) entitlement to compensation for the Transaction in accordance with the letter attached hereto as Schedule 3.4.5, which compensation, consists of the following amounts on top of and in addition to the consideration payable to the Seller herein (the: “Rauch Compensation”):

3.4.5.1.	NIS 1,249,500 payable on the Closing Date (it being understood that up to US$100,000 of the aforesaid amount payable at the Closing Date may be paid in OmniQ Common Stock, in which case all provisions, restrictions and rights applied to the Seller with respect to the OmniQ Closing Shares shall apply mutatis mutandis on the OmniQ Common Stock issued to Rauch and the value of such OmniQ Closing Shares issuable to the Seller as per Section 3.2 shall be reduced accordingly).

3.4.5.2.	In case of full exercise by the Purchaser (i.e. purchase of all Option Shares) - NIS 1,200,500 payable on the Exercise Date, or pro rata-portion thereof in case of Specific Partial Exercise.

3.4.5.3.	Notwithstanding any contrary provision herein, it is hereby agreed and acknowledged that the Seller may instruct to increase the Rauch Compensation beyond the amounts set forth in Sections 3.4.5.1 and 3.4.5.2 above, it being understood, however, that such increase shall be deducted from the respective Consideration payable to the Seller (i.e. the aggregate Consideration payable under this Transaction shall not be affected by such increase).

3.4.6.	The Rauch Compensation shall be fully borne and financed by the Seller. Between the signing date and the Closing Date, the parties shall negotiate in good faith:

3.4.6.1.	The terms of distributing the Rauch Compensation (it being understood that such Rauch Compensation shall be granted against receipt of waiver signed by Rauch as to any entitlement to any further compensation from either party herein with respect to the Transaction, as to the Company Shares and any of the Company’s subsidiaries).

3.4.6.2.	The continuance or termination of engagement of Rauch with the Company and terms thereof.

3.4.7.	Notwithstanding any contrary provision herein, it is hereby agreed and acknowledged that any Schedule referenced in this Agreement which has not been prepared as of the signing date shall be prepared in a mutually satisfactory form, as determined by the parties in good faith, prior to the Closing Date.

3.5.	Conditions to Closing

3.5.1.	Mutual Conditions

The respective obligations of each of the parties are subject to satisfaction or waiver, at or prior to the Closing Date, of each of the following conditions:

3.5.1.1.	at the Closing Date, there shall be in effect no preliminary or permanent injunction or other order issued by any governmental authority of competent jurisdiction which restrains, prohibits or otherwise makes illegal the consummation of the Transaction.

3.5.1.2.	Receipt of a confirmation in writing from the Competition (Antitrust) Commissioner pursuant to which a merger notice is not required with respect to the consummation of the Transaction, in accordance with the request letter attached hereto as Schedule 3.5.1.2.

3.5.2.	Purchaser’s Conditions

The obligations of the Purchaser to consummate the Closing shall be further subject to the satisfaction or waiver by the Purchaser at or prior to the Closing, of each of the following conditions:

3.5.2.1.	Seller’s representations shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all but de minimis respects only as of such specific date);

3.5.2.2.	the Seller shall have performed in all material respects the obligations, and complied with the agreements and covenants and provided all documents and approvals according to the provisions of section 3.4.1 above at or prior to the Closing Date.

3.5.2.3.	the Company’s articles of association shall be replaced by the version attached hereto as Schedule 3.5.2.3.

3.5.2.4.	The approval of Seller’s Board of Directors shall have been obtained according to which since the date of this Agreement until the Closing Date (included), no Material Adverse Change shall have occurred.

3.5.3.	Seller’s Conditions

The obligations of the Seller to consummate the Closing shall be further subject to the satisfaction or waiver by Seller at or prior to the Closing of the following conditions:

3.5.3.1.	the representations of the Purchaser shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (unless any such representation or warranty is made only as of a specific date, in which event such representation or warranty shall be true and correct in all material respects only as of such specific date);

3.5.3.2.	the Purchaser shall have performed in all material respects the obligations, and complied with the agreements and covenants, required to be performed by or complied with by it under this Agreement at or prior to the Closing Date.

3.5.3.3.	all personal guarantees provided by the Seller or any affiliate thereof for the benefit of the Company or any Subsidiary thereof shall be replaced such that the Purchaser shall assume 51% of all such personal guarantees (severally and not jointly with the Seller). The Seller will not require any personal guarantees from any individual officer, director or shareholder of Purchaser (it being understood, however, that such requirement may be invoked by the applicable bank).

3.5.4.	Waiver of Conditions

3.5.4.1.	The conditions set forth in 3.5.1 may only be waived in writing by the Purchaser and Seller.

3.5.4.2.	The conditions set forth in 3.5.2 may only be waived in a writing duly executed by the Purchaser.

3.5.4.3.	The conditions set forth in 3.5.3 may only be waived in a writing duly executed by the Seller.

3.6.	Post-Closing Obligations

3.6.1.	The Seller shall grant the Purchaser’s CEO with full and irrevocable voting rights with respect to the OmniQ Closing Shares, which will not apply as to decisions regarding the Company, directly or indirectly (including any decisions regarding the Company’s share capital or any rights related thereto).

3.6.2.	OmniQ Closing Shares Top-Up Right-Top-Up Mechanism. Following 18 months from the Closing Date (the “Examination Date”), and for a period of 2 months afterwards (the “Top-Up Right Period”) in the event that the value of OmniQ Closing Shares has not equaled at least $2 million according to the closing price for OmniQ Common Stock on the OTC, for at least 3 periods of 20 consecutive days during the final 12 months prior to the Examination Date (the “Examination Period”) and/or the aggregate volume of trading of the OmniQ Common Stock during the Examination Period, on all public stock exchange markets, was less than the amount of the OmniQ Closing Shares multiplied by 2, then the following mechanism shall apply:

3.6.2.1.	The parties shall appoint an independent third-party broker (should the parties fail to agree on the identity of the broker within 14 days, the broker shall be IBI Investment House) who shall attempt to sell the OmniQ Closing Shares, in whole or in part, for a period of 60 days as of the lapse of the Examination Date (the “Sell-Off Period”), under such price as the broker deems appropriate, subject to its sole discretion;

3.6.2.2.	Should the sale consideration thereof be less than $2 million, or the relative sum in case that Seller has already sold a portion of its OmniQ Closing Shares,(after deduction of broker and transaction costs which shall be borne by the Purchaser and subject to adjustment as per Section 3.4.5.1), for any reason (whether due to failure to sell the OmniQ Closing Shares, in whole or in part or due to receipt of a lower purchaser price or due to any other reason), then the Purchaser shall have the obligation to pay the Seller the difference between the actual price received for the OmniQ Closing Shares and $2 million or the relative sum (subject to adjustment as per Section 3.4.5.1), which payment shall be made in a wire transaction within 7 days as of the lapse of the Sell-Off Period. Any unsold OmniQ Closing Shares will be transferred clean and clear of any Lien to the Purchaser upon such payment.

3.6.3.	The Parties shall act according to the following principles:

3.6.3.1.	Company’s board shall be comprised of up to four (4) directors. Each 25% of the Company Shares on a fully diluted basis, shall entitle its holder(s) the right to nominate one 1 director to the Company Board.

3.6.3.2.	Company resolutions, including Company Board and general meeting resolutions, will be made by a majority vote (51%), except resolutions in the following matters, which shall require the consent of all shareholders / directors participating in the meeting, and unless such resolutions are according to this Agreement:

3.6.3.2.1.	Changes in Company Share Capital;

3.6.3.2.2.	Liquidation of the Company;

3.6.3.2.3.	Change in Company’s articles of association which negatively affects shareholder’s rights attached to Company Shares;

3.6.3.2.4.	Change in Company’s dividend distribution policy according to Company’s amended articles of association as formed according to section 3.5.2.3;

3.6.3.2.5.	Material Change in the field and/or strategy and/or nature and/or area of Company’s Business;

3.6.3.2.6.	Interested party transaction including, inter alia, with any shareholder, director or officer or any affiliate thereof other than according to this agreement;

3.6.3.2.7.	Taking or providing guarantee to third parties, debts and liabilities and creation of any Lien over assets of the Company in excess of US$200,000.

3.6.3.2.8.	Any decision in relation to the sale, disposal of all or substantially all of the assets of the Company;

3.6.3.2.9.	Any resolution regarding Shareholder loans or other funding of the Company or providing guaranties in favor of the Company; or

3.6.3.2.10.	Any additional issuance of capital stock or securities convertible into capital stock of the Company.

In any case of contradiction between the provisions of this Agreement and the Articles of Association of the Company the provisions of this Agreement shall govern.

3.6.4.	Following the Closing, the Company shall examine and discuss the employment of key employees stated in Schedule 3.6.4, and upon mutual agreement with the Company’s CEO shall determine their employment terms including termination of their engagement with the Company.

3.6.5.	The Parties will implement an option plan for key employees and executives of the Company, that will entitle them to receive options to acquire OmniQ Common Stock under the terms to be set by board and subject to the Capital Gain track under section 102 of the Tax Ordinance

3.7.	2020 Dividend declaration and distribution. Seller may declare, at any time prior to the Closing date, a dividend in an amount which shall not exceed $300,000 according to the Exchange Rate known on the declaration date with respect to the year of 2020 (the “Dividend”). The Company shall pay the Dividend after the Closing Date subject to maintaining sufficient net working capital as to be agreed by the Company’s and the Purchaser’s CFOs. Accrued dividends (declared but not yet paid) shall bear interest at the annual rate of 2% as of the respective declaration date and until actual distribution thereof. Dividend distribution shall rank senior and in priority to any other indebtedness, whether now existing or hereafter created.

3.8.	2021 Dividend (up to the Closing Date) declaration and distribution. the Company shall prepare an internal unaudited and unreviewed balance sheet for the period between January 1st, 2021 and Closing Date (the “Interim Period”). The Company’s and the Purchaser’s CFOs will jointly discuss such report and reach mutual understandings as to the distributable profits accumulated during the Interim Period subject to maintaining the Minimum Shareholder Equity as stated in section 4.6A below, it being understood, however, that a shortage of up to 10% in the Company’s Minimum Shareholder Equity shall not affect the distributable profits calculation (the “Agreed Distributable Profit”). The Company shall be entitled to declare, prior to Closing, a dividend in an amount which shall not exceed the Agreed Distributable Profit and such declared dividend will be distributed by the Company. The Agreed Distributable Profit amount shall be adjusted thereafter, if necessary, in accordance with the Company’s audited financial statements (it being understood that the only parameter to be taken into consideration when deciding on whether or not the amount needs to be adjusted is the Company’s actual profits during the Interim Period as reflected in the audited financial statements as compared to the unaudited and unreviewed balance sheet).

Accrued dividends (declared but not yet paid) shall bear interest at the annual rate of 2% as of the respective declaration date and until actual distribution thereof. Dividend distribution shall rank senior and in priority to any other indebtedness, whether now existing or hereafter created.

4.	REPRESENTATIONS AND WARRANTIES OF THE SELLER The Seller hereby represents and warrants to the Purchaser that, except as set forth on the Disclosure Schedule attached as Exhibit B to this Agreement, which exceptions shall be deemed to be part of the representations and warranties made hereunder (the Disclosure Schedule shall be arranged in sections corresponding to the numbered and lettered sections contained in this Section 4, and the disclosures in any section of the Disclosure Schedule shall qualify other sections in this Section 4; and reference to a Schedule in this Section 4 shall mean a Schedule of the Disclosure Schedule), as of the date hereof (except to the extent such representations and warranties explicitly speak as of an earlier or later date), and acknowledges that the Purchaser is entering into this Agreement in reliance thereon, as follows:

4.1.	Organization.

4.1.1.	The Company is duly organized and validly existing under the laws of the State of Israel, and has full corporate power and authority to own, lease and operate its properties and assets and to conduct its business as now being conducted and as currently proposed to be conducted. The Company has all requisite power and authority to execute and deliver this Agreement and all other Transaction Documents to which it is a party and to consummate the Transactions to be consummated by it and perform its obligations contemplated hereby and thereby. Neither the nature of the Company’s business as now conducted or as currently proposed to be conducted nor its ownership or leasing of property require that the Company be qualified to do business or be in good standing in any jurisdiction other than the State of Israel. The Company has not taken any action or failed to take any action, which action or failure would preclude or prevent the Company from conducting its business after the Closing in the manner heretofore conducted in all material respects. The Company has all franchises, permits, licenses, and any similar authority necessary or required under any Applicable Law for the conduct of its business as now being conducted and as currently proposed to be conducted.

4.1.2.	If a Seller is a corporate body: (a) it is duly incorporated and validly existing under the laws of the country of its incorporation; (b) all necessary actions and conditions have been taken, fulfilled and done in order to enable it to enter into, perform and comply with its obligations hereunder and those obligations are validly, and legally binding and enforceable upon it. Seller’s entry into and performance of or compliance with its obligations hereunder does not violate or exceed any power or restriction granted or imposed by: (i) any Applicable Law to which it is subject; or (ii) any of its constituting documents; and (iii) the entry into, performance of or compliance by such Seller with its obligations under this Agreement will not: (X) constitute a breach of any contract to which it is a party which breach will limit or prohibit the ability of the Seller to consummate the Transactions; nor (Y) result in the existence of, or oblige it to create any Lien over those assets.

4.2.	Share Capital. The registered and outstanding share capital of the Company as of the Closing is NIS 10,000 divided into 10,000 Ordinary Shares of nominal value of NIS 1.00 each. Other than according to this Agreement, no Company Shares are reserved for issuance upon the exercise of Options. As of the Closing, there are no other share capital, preemptive rights, convertible securities, outstanding warrants, Options or other rights to subscribe for, purchase or acquire from the Company and/or from any existing shareholder any share capital of the Company and there are no contracts or commitments, written or oral, providing for the issuance of, or the granting of, any rights to acquire, any share capital of the Company or under which the Company and/or any existing shareholder is, or may become, obligated to issue any debt or equity securities and there are no commitments, promises, agreement or undertakings with respect to grants of any Options. All issued and outstanding share capital of the Company has been duly authorized, and is validly issued and outstanding and fully paid and non-assessable. The Company Shares, when transferred in accordance with this Agreement, will be duly authorized, validly issued, fully paid, non-assessable, and free of any preemptive rights, and will have the rights, preferences, privileges, and restrictions set forth in the Company’s Articles of Association (the “Articles”) and in the Transaction Documents, and will be free and clear of any Liens of any kind and duly registered in the name of the Purchaser in the Company’s register of shareholders. The Company is under no obligation to register for trading on any securities exchange any of its securities, including any securities, which may hereafter be issued. Other than as set forth in Schedule 4.2 attached hereto, since its incorporation, there has been no declaration or payment by the Company of dividends, or any distribution by the Company of any assets of any kind to any of its shareholders, and there has been no redemption or repurchase of any of the Company’s securities. The Seller owns of record and beneficially all (100%) of the issued and outstanding share capital of the Company on a Fully Diluted Basis as of the Closing date hereof and immediately prior to the Closing (as define below); and has been determined in accordance with the Articles. Other than the Articles, there is no other contract or instrument governing the distribution of the Closing Consideration and/or Option Consideration. There are no claims or proceedings pending by any Person in connection with the distribution of each payment of the Closing Consideration and/or Option Consideration to be made pursuant to the terms herein upon the Closing.

4.3.	Ownership of Shares. The Capitalization Table in Schedule 4.3 attached hereto (the “Capitalization Table”) sets forth the number and class of shares held by each shareholder of the Company, and the total number of reserved and granted Options as of immediately prior to Closing. The individuals identified in the Capitalization Table as the shareholders of the Company are the lawful owners, beneficially and of record, of all of the issued and outstanding share capital of the Company set forth opposite the name of such respective shareholders in the Capitalization Table and of all rights thereto free and clear of all Liens, and none of the said individuals owns any other shares, Options or other rights to subscribe for, purchase or acquire any share capital of the Company from the Company or from each other. Immediately after the Closing, the Purchaser shall be the sole owner, free and clear of any and all Liens, of 51% of the share capital of the Company on a Fully Diluted Basis.

4.4.	Subsidiaries. The Company owns the shares of certain corporations as detailed in Schedule 4.4. Except as provided in Schedule 4.4, the Company does not own, and has not since its inception owned, directly or indirectly, any of the issued and outstanding share capital of any other company or other entity, and is not a participant in, nor does it hold any interest in any partnership, joint venture or other business entity, association or organization. There are no contracts, arrangements or commitments providing for the issuance or granting to the Company of, or the purchase by the Company of any share capital or any other interest in any company, partnership, joint venture or other business association or organization.

4.5.	Directors, Officers. The directors and officers of the Company are listed in Schedule 4.5 hereto. The Company has no agreement, obligation or commitment with respect to the election or appointment of any individual or individuals as an officer or director of the Company and there is no voting agreement or other arrangement among the Company’s shareholders or to which the Company is a party in this respect, all other as set forth in the Articles. All agreements, commitments and understandings, whether written or oral, with respect to any compensation to be provided to any of the Company’s directors or officers have been fully disclosed in writing to the Purchaser.

4.6.	Financial Statements. The audited financial statements (balance sheet and statement of operations, statement of changes in stockholders’ equity and statement of cash flows, including notes thereto) for the fiscal year ended December 31, 2020 are attached hereto as Schedule 4.6A (the “Annual Financial Statements”); and the unaudited and unreviewed balance sheet of the Company as of March 31, 2021 (the “Balance Sheet Date”) and the income statement for the Company for the three months ended March 31, 2021, 2021 (balance sheet and statement of operations, statement of changes in stockholders’ equity and statement of cash flows, including notes thereto), including a comparison to the applicable period from the previous year, are attached hereto as Schedule 4.6B (the “Interim Financial Statements”; and collectively with the Annual Financial Statements: the “Financial Statements”). The Financial Statements are true and correct, fairly present in all material respects the financial position of the Company as of its respective dates and the results of its operations for the periods then ended subject in the case of the Interim Financial Statements to normal year-end audit adjustments, and have been prepared in accordance with the Israeli generally accepted accounting principles (“Israeli GAAP”) consistently applied except that the Interim Financial Statements may not contain all footnotes required by Israeli GAAP. The Company does not have any material liability or obligation (whether matured or unmatured, fixed or determinable, absolute or contingent, accrued or charged, pending or due, related or unrelated to Taxes or otherwise, including without limitation, all Debt) (collectively, “Liabilities”), except Liabilities: (i) reflected in the Financial Statements; (ii) set forth under Schedule 4.6C; (iii) liabilities incurred in the ordinary course of business subsequent to the Interim Financial Statements date and (iv) obligations of a type or nature not required under Israeli GAAP to be reflected in the Financial Statements. Notwithstanding any contrary provision herein, it is hereby acknowledged that this Section 4.6 is only true and correct as of the Closing Date (and not as of the signing date).

4.6.A. Main Financial Terms.

(A) The Company’s Shareholder Equity as of December 31, 2020 according to its Financial Statements and as of Closing Date shall not be less than 21.0 million NIS (“Company’s Minimum Shareholder Equity”).

Any shortage of up to 10% in the Company’s Minimum Shareholder Equity shall not constitute a breach of the Seller’s representations and warranties according to this Agreement.

(B) Following the Closing Date the Company shall have a sufficient Net Working Capital to conduct its business in ordinary course in the coming months as agreed by the Company’s and the Purchaser’s CFOs.

(C) As of 31 December 2019, the Company has not distributed nor declared and shall not distribute nor declare dividends in an aggregate amount which exceeds 8.05 million NIS, except according to section 3.7 above.

4.7.	Business in the Ordinary Course. Except as set forth in Schedule 4.7 attached hereto, since the Balance Sheet Date, the Company has been operated only in the usual and ordinary course of business and there has not been any change in the assets, liabilities or operations of the Company, other than changes in the ordinary course of business. Without derogating from the above, since the Balance Sheet Date, there has not been:

4.7.1	any change in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty or otherwise;

4.7.2	any damage, destruction or loss, whether or not covered by insurance, on the assets, properties, financial condition, operating results or business of the Company;

4.7.3	any waiver by the Company of a valuable right or of a Debt owed to it;

4.7.4	any satisfaction or discharge by the Company of any Lien, claim, encumbrance or payment of any obligation except in the ordinary course of business;

4.7.5	any material change or amendment to a material contract or arrangement by which the Company or any of its assets or properties is bound or subject to;

4.7.6	any material change in any compensation arrangement or agreement with any employee, officer or director of the Company other than in the ordinary course of business;

4.7.7	any sale, assignment or transfer of any patents, trademarks, copyrights, trade secrets or other intangible assets, except in the ordinary course of business in connection with the sale of the Company’s products and services;

4.7.8	any mortgage, pledge, transfer of a security interest in, or lien, created by the Company, with respect to any of its properties or assets,

4.7.9	any loans or guarantees made by the Company to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than reimbursement of expenses for travel advances and other advances made in the ordinary course of its business;

4.7.10	any declaration, setting aside or payment or other distribution in respect of any of the Company’s capital shares, or any direct or indirect redemption, purchase or other acquisition of any of such shares by the Company;

4.7.11	any transaction of the Company with a director or shareholder of the Company or any of their Affiliates;

4.7.12	any material change in the accounting methods or accounting principles or practices employed by the Company;

4.7.13	any other event or condition of any character, that would materially and adversely affect the assets, properties, condition (financial or otherwise), operating results or business of the Company, as such business is presently conducted; or

4.7.14	any commitments by the Company to make any capital expenditures and which involve payments after the Closing Date by the Company other than in the ordinary course of business;

4.7.15	any material change in practices for the collection of accounts receivable (including any acceleration of collections) or the payment of suppliers (including any deferral of payments); or the purchase of raw materials and other inventory;

4.7.16	any change in the relationship with any customer or supplier that would have a on the Company, its business or its financial condition;

4.7.17	any agreement by the Company to do any of the actions described in Sections 4.7.1 – 4.7.16.

4.7A. No later than 90 days following the Closing, the Company shall prepare and provide the Purchaser with a reviewed but unaudited balance sheet as of the Closing Date (the “Reviewed Balance Sheet”). In the event that such Reviewed Balance Sheet shall indicate a shortage of more than 10% in the Minimum Shareholder Equity as stated in section 4.6.A.(A) above, the Purchaser shall refund the Company the balance of the shortage which exceeds 10% within 30 days thereafter.

4.7B. Following the signature date, the Seller shall allow and reasonably assist the Purchaser and an auditor on their behalf, to adjust the Company’s financial statements to the US GAAP, it being understood that all costs and expenses associated therewith shall be solely borne by the Purchaser. For the avoidance of doubt, all representations and warranties set forth in this Agreement (including, without limitation, the Minimum Shareholder Equity) are not based on US GAAP and any adjustment mechanisms set forth in this Agreement (including as set forth in Sections 3.3.5.4, 3.8 and 4.7A above) shall not be affected due to the Company’s eventual transition to US GAAP.

4.8.	Authorization. All corporate action on the part of the Company, its shareholders and directors necessary for the authorization, execution, delivery, and performance of all of the Company’s and Seller’ obligations under the Transaction Documents and for the authorization of the transfer of Company Shares to the Purchaser pursuant to the term of this Agreement has been taken. The Transaction Documents, when executed and delivered by or on behalf of the Company and the Seller shall be duly and validly authorized, executed and delivered by the Company and the Seller and assuming the due authorization, execution and delivery by the other parties thereto, shall constitute the valid and legally binding obligations of the Company and the Seller, legally enforceable against the Company and the Seller in accordance with their respective terms. No consent, approval, order, license, permit, action by, or authorization of or designation, declaration, or filing with any governmental authority or any other third party on the part of the Company or the Seller is required that has not been, or will not have been, obtained by the Company or the Seller prior to the Closing in connection with the valid execution, delivery and performance of the Transaction Documents or the transfer of Company Shares hereunder (other than filings with the Israeli Register of Companies with respect to the transfer of Company Shares to the Purchaser).

4.9.	Capacity of Seller. Seller has not, at any time: (a) made a general assignment for the benefit of creditors; (b) filed, or had filed against it, any bankruptcy petition or similar filing; (c) suffered the attachment or other judicial seizure of all or a substantially all of such Seller’s assets; (d) admitted in writing such Seller’s inability to pay such Seller’s debts as they become due; or (e) taken or been the subject of any action that will have an adverse effect on such Seller’s ability to comply with or perform any of such Seller’s covenants or obligations under any of the Transaction Documents. Seller is not subject to any Applicable Law that may have an adverse effect its ability to comply with or perform any of its covenants or obligations under any of the Transaction Documents.

4.10.	Compliance with Other Instruments. The Company is not in default: (a) under the Articles or other formative document of the Company; or (b) under any note, indenture, mortgage, lease, agreement, contract, purchase order or other instrument, document, Bank’s covenants, or agreement to which the Company is a party or by which it or any of its property is bound, ; or (c) with respect to any Law, statute, ordinance, regulation, order, writ, injunction, decree, or judgment of any court or any governmental department, commission, board, bureau, agency or instrumentality, including as to customs matters, domestic or foreign. No third party is in default under any agreement, contract or other instrument, document or agreement to which the Company is a party or by which it or any of its property is bound.

4.11.	No Breach. Neither the execution and delivery of the Transaction Documents nor compliance by the Company or the Seller with the terms and provisions hereof or thereof, will conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (a) the Articles or other formative document of the Company; (b) any applicable judgment, order, injunction, decree, or ruling of any court or governmental authority, domestic or foreign; (c) any agreement, contract, lease, license or commitment to which the Company is a party or to which it is subject or (d) Applicable Law. Such execution, delivery and compliance will not (X) give to others any rights, including rights of termination, cancellation or acceleration, in or with respect to any agreement, contract or commitment referred to in this paragraph, or to any of the properties of the Company; or (Y) otherwise require the consent or approval of any Person, which consent or approval has not heretofore been obtained.

4.12.	Records. The minute books of the Company contain accurate and complete copies of the minutes of every meeting of the Company’s shareholders and the Board (and any committee thereof) in past five years. No resolutions have been passed, enacted, consented to or adopted by the directors (or any committee thereof) or shareholders of the Company, except for those contained in such minute books. The corporate records of the Company have been maintained in accordance with all applicable statutory requirements and are complete and accurate in all respects.

4.13.	Assets.

4.13.1.	Except as set forth in Schedule 4.13.1, all material assets used by the Company for the conduct of the Business, are owned or validly leased by the Company, and none of such material assets is subject to any Liens.

4.13.2.	Schedule 4.13.2 hereto contains true, correct and complete lists of all material fixed assets owned by the Company and recorded on its asset registers as of the dates specified therein.

4.13.3.	The assets held by the Company constitute all the assets, rights and properties Seller used or held for use in the conduct of the Business. All of the such assets are: (i) in normal operating condition and repair, ordinary wear and tear excepted; (ii) not in need of maintenance, repair or replacement in the 12-month period following the Closing Date, except for ordinary routine maintenance or repairs that are not material in nature or cost, and that are consistent with past practice; and (iii) adequate and sufficient for the continuing conduct of the Business.

4.14.	Real Property

4.14.1.	The Company does not own any real property.

4.14.2.	Schedule 4.14.2 attached hereto contains a true, correct and complete list of all real property leased or otherwise occupied by the Company (the “Leased Real Property”), including all such Leased Real Property main terms. The Purchaser hereby agrees and acknowledges that it received copies of Leased Property agreements between the Company and the Seller (or any Affiliate thereof), as detailed in Schedule 4.14.2 attached hereto.

4.14.3.	The Company has the valid right to occupy and use the Leased Real Property. No consent, approval, authorization, waiver or agreement of any Person is required to be obtained in connection with the transfer or assignment of any rights over the Leased Real Property pursuant to the transactions contemplated by this Agreement.

4.14.4.	The Leased Real Property is in standard working condition for its intended use, and is maintained in accordance with standard practices in similar types of businesses, subject to ordinary wear and tear and taking into account the age of such Real Property and the past activities conducted therein.

4.14.5.	The Leased Real Property is suitable for its intended use.

4.14.6.	The Company has not issued and/or has not received any notice of termination or cancellation of any lease agreement on the Leased Real Property. There are no obligations of the Company, pursuant to the applicable lease agreements or otherwise, that arise as a result of, or in connection with, the termination or expiry of any lease agreement on the Leased Real Property. The party has not issued a termination notice as to any of the leased properties.

4.15.	Intellectual Property

4.15.1.	Schedule 4.15.1 attached hereto sets forth all Company Intellectual Property that is subject to any issuance, registration, application or other filing by, to or with any governmental authority or authorized private registrar in any jurisdiction (collectively, “Intellectual Property Registrations”), including registered trademarks, domain names, formulas, recipes and copyrights, issued and reissued patents and pending applications for any of the foregoing. The Company owns or possesses or can acquire on commercially reasonable terms sufficient legal rights to all Intellectual Property used and necessary for conducting the Business, without any known conflict with, or infringement of, the rights of others. Without limiting the generality of the foregoing, the Company has entered into binding, written agreements with every current and former employee of the Company, and with every current, former independent contractor, whereby such employees and independent contractors: (a) assign to the Company any ownership interest and right they may have in the Company Intellectual Property; and (b) acknowledge the Company’s ownership of all Company Intellectual Property. Seller has provided Purchaser with true and complete copies of all such agreements. The Company is in compliance in all material respects with all legal requirements applicable to the Company Intellectual Property and the Company’s ownership and use thereof.

4.15.2.	Schedule 4.15.2 attached hereto sets forth all licenses, sublicenses and other agreements whereby the Company is granted rights, interests and authority, whether on an exclusive or non-exclusive basis, with respect to any Licensed Intellectual Property that is used in or necessary for the Business. Seller have provided Purchaser with true and complete copies of all such agreements. All such agreements are valid, binding and enforceable between the Company and the other parties thereto, and the Company and such other parties are, to the Company’s Knowledge, in full compliance with the terms and conditions of such agreements. The Company Intellectual Property and Licensed Intellectual Property as currently or formerly owned, licensed or used by the Company or currently proposed to be used, and the Company’s conduct of its Business as currently and formerly conducted and currently proposed to be conducted, to the Company’s Knowledge, have not, do not and will not infringe, violate or misappropriate the Intellectual Property of any Person. None of the Seller and the Company has received any communication, and no Action has been instituted, settled or, to Seller’s Knowledge, threatened that alleges any such infringement, violation or misappropriation, and no Company Intellectual Property is subject to any outstanding governmental order.

4.15.3.	The Company has not granted any rights or authority to any Person with respect to any Company Intellectual Property or Licensed Intellectual Property that are material to the business of the Company. The computer software and systems (including hardware, firmware, operating system software, utilities and applications software) used by the Company (collectively, the “Business Systems”) are sufficient for the purposes for which they are used in the Business and have a valid license for a period not shorter than 12 months from the Closing Date. There have been no: (a) failures of computer services or other information technology assets that have caused disruptions that are material to the business of the Company; or (b) security breaches relating to, violations of any security policy regarding or any unauthorized access of any data used in the business of the Company. The Business Systems and any software included in the Company Intellectual Property do not contain any computer code or any other mechanisms which may: (x) disrupt, disable, erase or harm in any way the Business Systems or such software’s operation, or cause the Business Systems or the software to damage or corrupt any data, hardware, storage media, programs, equipment or communications; (y) permit any third party to access the Business Systems or such software without authorization; or (z) interfere in any material respect with the Business Systems. No source code for any software included in the Company Intellectual Property has been delivered, licensed or made available to any escrow agent or other third party, and the Company does not have any current duty or obligation to deliver, license or make available such source code to any escrow agent or other third party.

4.16.	Taxes. The Company has accurately prepared and timely filed all tax (including income tax, corporate tax, indirect taxes and VAT or any withholding taxes with respect to payments made by the Company – “Taxes”) returns and reports required to be filed by it under Applicable Law. All such Tax returns and reports of the Company are true and correct in all material respects and the Company has paid on time all Taxes due. No deficiency assessment or proposed adjustment of Taxes of the Company is pending, and Seller has no Knowledge, of any pending liability for any Tax to be imposed on the Company. The Company has not made any elections under Applicable Laws or regulations (other than elections that related solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect on the Company, its financial condition, its business as presently conducted or any of its material properties or assets. The Company is not currently liable for any Tax that became due prior to or at the Closing other than Tax liabilities arising in the ordinary course of business. No rulings or similar agreements relating to Taxes have been entered into with or issued by any governmental entity with or specifically in respect of the Company since its inception. The Company has obtained final income tax assessment (“shuma”) 2014.

4.17.	Litigation. No material action, proceeding or governmental inquiry or investigation which poses a potential financial liability of more than $50,000 is pending or, to the Seller’ Knowledge, threatened against the Company and/or the Seller (and their Affiliates arising out of their relationship with the Company) or any of its officers, directors, or employees (in their capacity as such), or against any of the Company’s properties, or with regard to the Company’s business, before any court, arbitration board or tribunal or administrative or other governmental agency, nor, to the Seller’ Knowledge, is there any basis for the foregoing except as set forth in Schedule 4.17 hereto. The Company is not a party to or subject to the provisions of any order, writ, injunction, judgment or decree of any court or governmental agency or instrumentality (other than orders of governmental agencies or instrumentalities with general applicability). There is no action, suit, proceeding or investigation by the Company currently pending or that the Company intends to initiate.

4.18.	Interested Party Transactions. No officer, director or shareholder of the Company, or, to the Company’s Knowledge any Affiliate of any such person or entity or the Company, has or has had, either directly or indirectly: (a) an interest in any person or entity which: (i) furnishes or sells services or products which are furnished or sold by the Company or similar services or products which are furnished or sold by the company; or (ii) purchases from or sells or furnishes to the Company any goods or services; or (b) a beneficial interest in any contract or agreement to which the Company is a party. Except as set forth in Schedule 4.18 attached hereto, there are no existing arrangements or to the Company’s Knowledge, proposed transactions between the Company and any Seller, officer, director, or holder of the share capital of the Company, or, to the Company’s Knowledge, any Affiliate or associate of any such person, and no employee, shareholder, officer, or director of the Company is indebted to the Company, nor is the Company indebted (or committed to make loans or extend or guarantee credit) to any of them.

4.19.	Employee Matters.

4.19.1.	Employee and Labor Matters.

4.19.1.1.	True, correct and complete copies of all employment and consulting contracts, deferred compensation agreements, bonus, incentive, commission, premium, savings (including education fund), performance, profit-sharing, deferred compensation, retention, change in control, pension or severance plans, and other like benefits (whether on retirement, death or termination or during periods of sickness or disability), currently in force and effect for the benefit of any current or former officer, director, employee or consultant of the Company (or for the benefit of the dependents of any such person), as well as a description of any policy, practice, or custom currently in force and effect, have been made available to the Purchaser. All employees contractors to whom trade secrets have been disclosed or which have been exposed to the Company’s Intellectual Property have signed (A) either an offer letter, employment agreement or a consulting agreement with the Company and (B) a confidentiality, inventions assignment agreement, or other such agreement prohibiting disclosure of Company confidential information and assigning all intellectual property to the Company. All such agreements are currently valid and enforceable in all respects by the Company and the Seller and the Company are not aware of any violation. Schedule 4.19.1.1 lists the names, positions, title, commencement date of engagement, rates of compensation (including monthly base salary or hourly rate and global overtime payment to the extent they are not exempt from overtime under applicable law) and fringe benefits (including any kind of commissions, bonus or any other incentive payable during the last two years, vacation entitlement and accrual, sick pay entitlement and accrual, recreation entitlement and accrual, travel pay and any kind of reimbursement, their respective contribution rates and the salary basis for such contributions, whether such employee, is subject to Section 14 Arrangement under the Israeli Severance Pay Law - 1963 (“Section 14 Arrangement”) (and, to the extent such employee is subject to the Section 14 Arrangement, an indication of whether such arrangement has been applied to such person from the commencement date of their employment and on the basis of their entire salary) and notice period entitlement of all officers, directors, employees and key consultants of the Company, as of the date hereof.

4.19.1.2.	There is not, and since the Company’s incorporation there has not been, any labor strike, dispute, work stoppage, slowdown or lockout pending, or, to the Knowledge of the Company or the Seller, threatened against the Company by any group of employees or union. No union organizational campaign or petition for certification is in progress with respect to the Company employee and no question concerning representation exists regarding such Company employee and to the Knowledge of the Company and Seller there are no labor organizations purporting to represent or seeking to represent any Company employees. The Company has not been engaged in any unfair labor practice, and there is no unfair labor practice charge or complaint against the Company pending, or threatened. There are no pending, or, to the Knowledge of the Company and Seller, threatened union grievances against the Company. There are no pending, or, to the Knowledge of the Company and Seller, threatened charges against the Company or any current or former Company employee (based on conduct relating to their employment by the Company) before any Governmental entity responsible for the prevention of unlawful employment practices. Since the Company’s formation, the Company has not received notice of the intent of any Governmental entity responsible for the enforcement of labor or employment laws to conduct an investigation of the Company and, to the Knowledge of the Company and Seller, no such investigation is in progress.

4.19.1.3.	To the Company’s Knowledge, The Company has complied in all material respects with all applicable laws (in Section 4.20 -including law, statute, constitution, legislation, principle of common law, case law, resolution, ordinance, code, edict, decree, rule, directive, license, permit, regulation, ruling or requirement), policies, procedures and agreements relating to employment, enforcement of labor laws, discrimination, harassment, worker misclassification, engagement (including with cleaning, security and catering companies), termination of employment and engagement and governing payment of minimum wages, pay slips, hours of work and rest, overtime rates, the withholding and payment of Taxes from compensation of employees and the payment of premiums and/or benefits under applicable worker compensation laws. To the Company’s Knowledge, the Company has no unsatisfied obligations of any nature due to any of its former employees or contractors. All (i) persons classified by the Company as consultants or contractors thereof and (ii) employees leased from another employer are correctly classified as such and not as employees of the Company for any purpose. Other than their base salaries, the employees are not entitled to any payment or benefit that may be reclassified as part of their determining salary for any purpose, including for calculating any social contributions.

4.19.1.4.	The Company has not been a party to or bound by any collective bargaining or other similar labor contracts, agreements or arrangements, with respect to any Company employee, no collective bargaining agreement is being negotiated by the Company and the Company has no duty to bargain with any labor organization. The Company has not been subject to, and no Company employee benefits from, any extension order (tzavei harchava) or any contract or arrangement with respect to employment or termination thereof, other than such extension orders applicable to all employees in Israel. The Company has never been a member of any employers’ association or organization and has never paid, required to pay or requested to pay any payment (including professional organizational handling charges) to any employers’ association or organization.

4.19.1.5.	To the Company’s Knowledge, no employee, contractor or director of the Company is a party to or bound by any contract, license, covenant or contract of any nature, or subject to any order of any Governmental entity, that may interfere with the use of such Person’s efforts to promote the interests of the Company, conflict with the business of the Company or the other transactions contemplated hereby. No activity of any employee or contractor of the Company in connection with his employment or engagement with, or provision of services, to the Company, has caused a violation of any employment or service contract, confidentiality agreement, non-compete and non-solicit patent disclosure agreement, or other material contract. To the Company’s Knowledge, neither the execution and delivery of this Agreement, nor the conduct of the business of the Company by the Company employee, will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default (with or without notice or lapse of time or both) under, or give rise to a right of, or result in, termination, cancellation or acceleration of any obligation or to a loss of a material benefit under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under any covenant or instrument under which any such employees are now obligated.

4.19.1.6.	Except as indicated on Section Schedule 4.19.1.6, (i) all employees’ employment can be terminated at any time (subject to the termination notice provisions included in employment agreements, which, is not longer than 30 days or the applicable law) for any reason without any amounts being owed to such individual other than with respect to wages, redemption of vacation days and recuperation payments accrued before the termination, and the release of pension arrangement (including severance payments) and education funds, (ii) the Company’s relationships with all individuals who act on their own as contractors or service providers to the Company, can be terminated at any time (subject to the termination notice provisions included in any such agreements, which is not longer than 30 days, or the applicable law) for any reason without any amounts being owed to such individual other than with respect to compensation or payments accrued before the termination and with respect to options vested before the termination, and (iii) no employee is on disability or other leave of absence. The Company has complied, in all material respects, with all laws governing the employment of personnel, including requirements under the law with respect to the hiring of foreign employees. Except as set forth in Schedule 4.19.1.6, the Company has not sponsored any employee for, or otherwise engaged any current employee working pursuant to, a non-immigrant visa.

4.19.1.7.	As of the date hereof, (i) the Company has not been notified in writing that its Key Employee intends to, or is considering, terminating such Key Employee’s employment with the Company, including in connection with or as a result, in part or in whole, of the transactions contemplated hereby., There are no employment, deferred compensation, severance, termination, retention, change in control, employee benefit, loan, indemnification, share repurchase, consulting or similar agreement between the Company and any Company employee, or any agreement between the Company and any Company employee, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company of the nature contemplated by this Agreement Except as set forth in Schedule 4.19.1.7. All amounts that the Company is legally or contractually required either (x) to deduct from its employees’ salaries or to transfer to such employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (y) to withhold from its employees’ salaries and benefits and to pay to any governmental authority as required by the Israeli Income Tax Ordinance [New Version], 1961, as amended and by the Israeli National Insurance Law or otherwise have, in each case, been duly deducted, transferred, withheld and paid, and the Company does not have any overdue obligation to make any such deduction, transfer, withholding or payment.

4.20.	Brokers. Except as set forth in Schedule 4.20 attached hereto, no agent, broker, investment banker, person or firm acting in a similar capacity on behalf of or under the authority of the Company is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly, on account of any action taken by the Company in connection with any of the Transactions contemplated under this Agreement.

4.21.	Grants, Incentives and Subsidies. Except as set forth in Schedule 4.21, there are no pending nor outstanding grants, incentives and subsidies from the Government of the State of Israel or any agency thereof, or from any governmental or administrative agency of any other country, granted to the Company (other than any governmental grants, incentives and subsidies related to COVID-19).

4.22.	Environmental Matters.

4.22.1.	The Company: (a) except in compliance with Applicable Law and except as set forth in Schedule 4.22.1, has not engaged in or permitted any operation or activity at or upon, or any use or occupancy of, any real property for the purposes of or in any way involving, the handling, use, treatment, disposal, dumping or storage of any Hazardous Materials on, under, in or about any real property, or transported any Hazardous Materials to, from or across any real property; (b) is, and at all times has been, in compliance with any and all applicable Environmental, Health and Safety Laws; (c)has received and is, and at all times has been, in compliance with all Permits required under any applicable Environmental, Health and Safety Law for the conduct of its businesses; and (d) has not received written notice of any actual or potential claim, proceeding or liability involving the handling, use, storage, transportation, disposal, release or threat of release of Hazardous Materials.

4.22.2.	The Seller has made available to Purchaser copies of all material documents, records and information available to the Company concerning any environmental, health or safety matter relevant to the Company, whether generated by the Company, or others, including environmental audits, environmental risk assessments, site assessments, documentation regarding off-site disposal of Hazardous Materials, spill control plans, and reports, correspondence, permits related to environmental, health or safety matters.

4.23.	Products. To the Company’s knowledge, Each product sold by the Company (“Product”) has conformed in all material respect with all: (i) Laws, standards and requirements applicable to such Product; (ii) applicable contractual commitments; and (iii) express warranties, including any warranties relating to any product classifications.

4.24.	Customers. Set forth on Schedule 4.24 is a list of the 10 largest customers of the Company for each of the two most recent fiscal years and set forth opposite the name of each such customer on Schedule 4.24 is the percentage of consolidated net sales attributable to such customer. Since January 1, 2020, no such customer listed on Schedule 4.24 has canceled or otherwise terminated or has threatened to cancel or otherwise terminate, its relationship with the Company or indicated that it shall stop, or materially decrease the rate of, buying materials, was dissatisfied with the products or services provided by the Company.

4.25.	Insurance Schedule 4.25 hereto sets forth: (i) a true and complete list of each insurance policy which covers the Company or the Business, facilities, assets, directors, officers or employees; and (ii) a list of all pending claims and the claims history for the Company in the past five years (including with respect to insurance obtained but not currently maintained). To the Company’s Knowledge, there are no pending claims under any such policy as to which coverage has been questioned, denied or disputed by the insurer or in respect of which the insurer has reserved its rights. To the Company’s Knowledge, all such policies are in full force and effect, are enforceable in accordance with their terms and will continue in full force and effect through and immediately after the Closing, and are concerning such casualties as would be reasonable and customary for companies like the Company. All premiums due under such policies have been paid in full. The Company has not received a notice of cancellation of any such policy or of any material changes that are required in the conduct of the insured’s business as a condition to the continuation of coverage under, or renewal of, any such policy. To the Company’s Knowledge, there is no existing default or event which, with or without the giving of notice or the lapse of time or both, would constitute a default under any such policy or entitle any insurer to terminate or cancel any such policy.

4.26.	Full Disclosure. Neither this Agreement nor any of the Transaction Documents contains any untrue statement of a material fact or, omits to state a material fact necessary to make the statements herein or therein not misleading.

5.	REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller with respect to itself as follows, and acknowledges that the Seller are entering into this Agreement in reliance thereon:

5.1.	Organizational Status. The Purchaser is a company, duly organized and validly existing and in good standing under the laws of the State of Israel.

5.2.	Enforceability. The Purchaser has full power and authority to enter into the Transaction Documents This Agreement and the other Transaction Documents, when executed and delivered by the Purchaser and assuming the due authorization, execution and delivery by the other parties thereto, shall constitute the valid and legally binding and enforceable obligations of Purchaser.

5.3.	Finder’s Fees. No Person retained by the Purchaser is or will be entitled to any commission or finder’s or similar fee for which the Seller or the Company will be liable in connection with the Transaction or the Transaction Documents.

5.4.	Due Diligence. The Purchaser acknowledges and agrees that it has had the opportunity to conduct extensive due diligence relating to the Business, management, financial affairs and the terms and conditions of the Company Shares. The Purchaser has been afforded the opportunity to ask questions of and receive answers from duly authorized officers or other representatives of the Company concerning the Company’s business, assets and financial position and had the opportunity to review and inspect all of the data and information provided to it by the Company in connection with the execution of this Agreement. Nothing in this Section 5.4 shall derogate from the liability of the Seller under Section 4 of this Agreement.

5.5.	Authorization. The execution, delivery and performance of the obligations of the Purchaser hereunder and under the other Transaction Documents have been duly authorized by all necessary corporate action, and the fulfillment of and compliance with the respective terms and provisions hereof and thereof, and the consummation by the Purchaser of this Agreement and the Transaction Documents do not and will not require any additional consent or approval on behalf of the Purchaser or from any court or governmental agency.

5.6.	No Public Market. The Purchaser understands that no public market now exists for the Company Shares, and that the Company has made no assurances that a public market will ever exist for the Company Shares.

6.	EFFECTIVENESS; SURVIVAL; INDEMNIFICATION

6.1.	General. The Purchaser has the right to rely solely and fully upon all representations and warranties of the Seller specifically contained in this Agreement or any schedule hereto or thereto.

6.2.	Indemnification.

6.2.1.	Subject to the liability and other limitations set forth in this Section 6, in the event of any breach of any covenant or, agreement made by the Seller under this Agreement and in any event of any failure of a representation or warranty of the Seller under this Agreement to be true and correct as of the Closing (or, if such representations and warranties explicitly speak as of other specified date, as of such other specified date), the Seller shall indemnify the Purchaser and its Affiliates (including but not limited to, OmniQ), and each of their respective officers, directors, shareholders and representatives (each, a “Purchaser Indemnified Party”) and hold each such Purchaser Indemnified Party harmless of any Loss sustained or incurred by any of the Purchaser Indemnified Party as a result of or in connection with the following:

6.2.1.1.	breach of any representation or warranty made by the Seller in this Agreement or in any Transaction Documents to be true and correct as of the Closing Date, except in the case of representations and warranties which specifically relate to an earlier date, which representations and warranties shall be true and correct as of such date in all material respects; ;

6.2.1.2.	any breach, default or violation of any covenant or obligation of, or agreement by, the Seller contained in this Agreement or in any other Transaction Documents;

6.3.	Limits on Indemnification.

6.3.1.	Notwithstanding anything to the contrary contained in this Agreement, other than in the case of fraud, intentional misrepresentation or willful misconduct, the aggregate liability of the Seller with respect to Section 6.2.1 above shall be limited to 10% the amount of the Consideration actually received by the Seller, except with respect to representations provided in Sections 4.2-4.4 (“Fundamental Representations”), which shall be limited to the full (100%) amount of the Consideration actually received by the Seller.

6.3.2.	No claims shall be asserted against the Seller, and the Seller shall not be liable for any claim for indemnification, unless and until the amount of Losses claimed from the Seller equals or exceeds $50,000 individually or $ 100,000 in the aggregate.

6.3.3.	Other than in respect of intentional misrepresentation or fraud in no event shall the Seller be liable to indemnify any Indemnified Party for any indirect, consequential, special or punitive damages.

6.3.4.	Except with respect to the Fundamental Representations (and other than in respect of intentional misrepresentation or fraud) no claim or claims for indemnification may be made against the Seller for any Losses following the lapse of eighteen (18) months following the Closing Date.

6.3.5.	Any Losses as to which indemnification is provided for in Section 6 shall be determined net and after deduction of: (i) any cash recovery actually received by a Purchaser Indemnified Party and/or the Company and/or any Affiliate thereof with respect to insurance, tax, counterclaim or other similar payment or returns with respect to the matter for which indemnification is sought; (ii) any Losses already accounted for in the Company’s financial statements (including any reserves, savings and depreciation (‘hafrashot’) reflected in the Company’s financial statements) (iii) any other indemnity or contribution or financial benefits actually recovered by such Purchaser Indemnified Party and/or the Company and/or any Affiliate thereof with respect to the matter for which indemnification is sought. The Purchaser Indemnified Parties shall not be entitled to recover Losses more than once in respect of any single set of circumstances.

6.4.	Third Party Claims

Promptly after the assertion of any claim by a third party or occurrence of any event which may give rise to a claim for indemnification from the Seller under this Section 6, a Purchaser Indemnified Party shall notify the Seller in writing of such claim. The Seller shall have the right to assume the control and defense of any such action (including, but without limitation, tax audits), provided that the Purchaser Indemnified Party may participate in the defense of such action subject to the Seller’s reasonable direction and at Purchaser Indemnified Party’s sole cost and expense. The party contesting any such claim shall be furnished all reasonable assistance in connection therewith by the other party and be given full access to all information relevant thereto. In no event shall any such claim be settled without the Seller’s consent.

6.5.	Sole and Exclusive Remedy

The indemnification provided by the Seller pursuant to this Section 6 shall be the sole and exclusive remedy available to the Purchaser and any other Indemnified Party against the Seller in connection with any Losses made under this Agreement.

7.	ADDITIONAL AGREEMENTS

7.1.	Conduct of the Business

From the date of this Agreement until the Closing Date (or the termination of this Agreement, whichever occurs earlier), except as (i) otherwise contemplated in this Agreement, (ii) required by applicable Law or (iii) consented to by Purchaser in writing, the Seller undertake to procure, that the Company and any subsidiary thereof will (A) operate their respective businesses in the ordinary course of business and (B) preserve in all material respects their present business, properties and their tangible and intangible assets, other than any dispositions in the ordinary course of business. It being understood that the Company shall not do any of the actions or transaction provided in Section 4.7 to 4.7.17.

7.2.	Non-compete: Non-solicitation.

In further consideration for and subject to the actual payment of the Closing Consideration in full and in order to protect the value of the Company (including, without limitation, the goodwill inherent in such Company as of the Closing), upon the Closing, the Seller agrees as follows (without derogating from any other obligation undertaken by the Seller, including without limitation, pursuant to any employment or consulting agreement with the Company or the Purchaser following the Closing, towards the Purchaser or the Company):

7.2.1.	The Seller acknowledges that it has and may further become familiar with confidential or proprietary information concerning the Company. Therefore, the Seller (and with respect to a Seller who is a corporate body, its shareholders, directors and officers) agrees that during the period beginning on the Closing Date and ending on the later of (a) 4-year anniversary of the Closing Date or (b) 12 months from the termination of the Seller’s engagement with the Company (the “Non-Compete Period”), the Seller shall not, directly or indirectly, inter alia, through its Affiliates, either for such Seller or for any other Person, own, manage, control, participate in, consult with, render services for, permit his, her or its name to be used or in any other manner engage in any business or enterprise which is engaged in or otherwise competes with or is intended to compete with the Business or that otherwise offers, develops or markets technologies or products that are substantially similar to or substitute to, in whole or in part, any of the current or future technologies or products of the Company. For purposes of this Agreement, the term “participate” includes any direct or indirect interest in any Person, whether as an officer, director, manager, employee, partner, sole proprietor, agent, representative, independent contractor, franchisor, franchisee, creditor, or owner; provided however that the foregoing activities shall not include passive ownership of less than 1% of the share capital of a publicly held corporation whose shares are traded on a securities exchange or in the over the counter market.

7.2.2.	During the Non-Compete Period, the Seller shall not directly or indirectly through another entity: (a) encourage, induce, solicit or attempt to encourage, induce or solicit any officer, director, manager, or employee of the Company, the Purchaser, OmniQ and their respective Affiliates (collectively, the “Company Group”) to leave the employment of the Company Group; (b) hire or employ any Person who was an officer, director, manager, or employee of the Company Group at any time during the 12 month period immediately prior to the Closing Date; (c) call on, solicit, or service any customer, supplier, distributor, reseller, licensee, licensor or other business relation of the Company Group with respect to products or services that have been provided by the Company Group, are currently being provided by the Company Group or which the Company Group is currently in the process of developing or negotiating; or (d) encourage, induce or solicit, or attempt to encourage, induce or solicit, any customer, supplier, distributor, reseller, licensee, licensor or other business relation of the Company Group to cease doing business with the Company Group or with the Purchaser.

7.2.3.	The parties acknowledge and represent that: (a) sufficient consideration has been given by each party to this Agreement to the other as it relates hereto; (b) such party has consulted with independent legal counsel regarding his rights and obligations under this Section 7.1; (c) The parties fully understand the terms and conditions contained herein; (d) the scope of the business of the Company and its Subsidiaries; (e) the restrictions and agreements in this Section 7.2 are reasonable in all respects and necessary for the protection of the Company and the other members of the Company Group and its confidential information and goodwill and that, without such protection, the Company Group customer and client relationship and competitive advantage may be materially adversely affected; and (f) the agreements in this Section 7.2 are an essential inducement to enter into this Agreement and they are in addition to, rather than in lieu of, any similar or related covenants to which either party is bound.

7.2.4.	If at any time a court or arbitrator’s award holds that the restrictions in this Section 7.1 are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area. The parties hereto agree that any breach of the provisions contained in this Section 7.1 may result in serious and irreparable injury and therefore money damages would not be an adequate remedy for any such breach. Therefore, in the event of a breach or threatened breach of any provisions of this Section 7.1 that is continuing, the Purchaser, the Company, their respective successors and assigns and any third-party beneficiary to this Agreement, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof.

7.3.	Confidentiality; Announcements. Each of the Parties hereto shall treat (and shall direct its employees, counsels, auditors and representatives to treat) the contents of this Agreement as confidential and shall refrain from disclosing this Agreement in whole or in part, to any Person without the consent of the other Party (which consent shall not be unreasonably withheld), except to the extent necessary for enforcement hereof or as otherwise required (in the reasonable opinion of counsel) by Law or by any governmental authority; provided however, that Purchaser and its Affiliates may, without the consent of Seller: (a) make any public disclosure it in good faith believes to be required by Applicable Law or the regulations of the US Securities Act, SEC rules or any recognized stock exchange relating to any listing particulars, prospectus or circular to be published by the Purchaser or its Affiliates, or any announcement required to be made in relation to this Agreement or any matters contemplated hereby (in which case the Seller shall, if requested by Purchaser, provide the Purchaser with whatever information and reports concerning the Company may be required from the Purchaser in compliance of any such Law or regulation; and (b) disclose and provide copies of this Agreement or any other Transaction Documents to any of its financing sources, its Affiliates, any potential acquirors (direct or indirect) of the Purchaser and its Affiliates and to its and their respective professional advisors.

8.	MISCELLANEOUS

8.1.	Further Assurances. Each of the parties hereto shall perform such further acts and execute such further documents as may reasonably be necessary to carry out and give full effect to the provisions of this Agreement and the intentions of the parties as reflected thereby.

8.2.	Fees and Expenses. Each of the Seller and the Purchaser shall bear its own fees, costs and expenses incurred in connection with this Agreement (including the preparation, negotiation and performance hereof) and the transactions contemplated hereby (including fees and disbursements of attorneys, accountants, agents, representatives and financial and other advisors)Seller.

8.3.	Governing Law; Jurisdiction. This Agreement shall be governed by and construed according to the laws of the State of Israel, without regard to the conflict of laws provisions thereof. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court in Tel Aviv, and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

8.4.	Successors and Assigns; Assignment. No party hereto may assign any of its rights or obligations under this Agreement unless each other party hereto shall have consented in writing thereto in its sole and absolute discretion, provided however, that without such consent, the Purchaser may transfer or assign all or any part of the benefit of, or its rights or benefits and obligations under this Agreement, to OminQ and/or one or more of OmniQ’s or the Purchaser’s Affiliates.

8.5.	Entire Agreement. The Transaction Documents constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof, and supersedes any prior understanding, agreement or representation between the parties with respect to its subject matter, including without limitation, that Letter of Intent dated September 22, 2020. Any term of this Agreement may be amended and the observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Seller and the Purchaser.

8.6.	Notices. All notices and other communications required or permitted hereunder to be given to a party to this Agreement shall be in writing and shall be mailed by registered, electronic or certified mail, postage prepaid, or prepaid air courier, or otherwise delivered by hand or by messenger, addressed to such party’s address as set forth below or at such other address as the party shall have furnished to each other party in writing in accordance with this provision:

if to the Purchaser:	_______ and to OmniQ Corp.
Attn: ______________
Address: ______________
E-mail: ______________

With a copy which shall not constitute a notice:

Goldfarb Seligman & Co.
Attn: Rami Sofer & Yael Zhout
Address: 98 Yigal Alon Street, Tel Aviv 6789141, Israel
E-mail:	rami.sofer@goldfarb.com;
yael.zhout@goldfarb.com

if to the Company, the Seller:

Haim Dangot

Address: ______________

E-mail: ______________

With a copy which shall not constitute a notice:

Matry Meiri & Co | Law Offices

Attn: Raviv Tsifroni & Gil Byali

Address: 4 Ariel Sharon Street, Givatayim 5320047 Israel

E-mail: Raviv@mamlaw.co.il; Gil@mamlaw.co.il

Any notice sent in accordance with this Section 9.8 shall be effective: (a) if mailed, 7 Business Day after mailing; (b) if by courier, 3 Business Days after delivery to the courier service; (c) if sent by messenger, upon actual receipt; and (d) if sent via email, upon transmission and electronic confirmation of receipt or (if transmitted and received on a non-business day) on the first Business Day following transmission and electronic confirmation of receipt (provided, however, that any notice of change of address shall only be valid upon receipt).

8.7.	Delays or Omissions. No delay or omission to exercise any right, power, or remedy accruing to any party upon any breach or default under this Agreement, shall be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any amendment, waiver, permit, consent, or approval of any kind or character on the part of any party or in respect to any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any of the parties, shall be cumulative and not alternative.

8.8.	Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable under Applicable Law, then such provision shall be excluded from this Agreement and the remainder of this Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms; provided however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by Applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.9.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

-Signature Page Follows-

IN WITNESS WHEREOF the parties have signed this Agreement as of the date first hereinabove set forth.

Dangot Computers Ltd.	OmniQ TECHNOLOGIES Ltd.

OmniQ Corp.